Exhibit 10.2

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is made as of May 19, 2011 (the “Effective Date”), by and among Real Estate Associates Limited VI, a California limited partnership (the “Assignor”); Linda Kittleson ( “Assignee”), and Duane A. Kittleson in his capacity as general partner of New-Bel-Mo Enterprises, a limited partnership formed under the laws of the State of Wisconsin (the “Partnership”) (the “General Partner” and together with the Assignor, and the Assignee, each a “Party“ and, as the context requires, any two or more, collectively, the “Parties”), with reference to the following:

A.         The Partnership is governed by that certain Amended and Restated Agreement and Certificate of Limited Partnership of the Partnership, dated August 22, 1983, as it may have been amended from time to time (the “Amended Partnership Agreement”) (any capitalized word or phrase used but not defined herein shall have the meaning set forth in the Amended Partnership Agreement).

B.         The General Partner is the operating general partner of the Partnership and Assignor is the limited partner of the Partnership.

C.        The Partnership is a plaintiff in various lawsuits filed in the United States Court of Federal Claims against the United States of America (the “Government”) seeking compensation for the Government’s alleged repudiation of certain contract rights held by the Partnership and others relating to multi-family housing properties which are part of the rural housing program under Section 515 and 521 of the Housing Act of 1949 (the “Litigation”).

D.        Assignor has agreed to sell and assign all of its interest in the Partnership to the Assignee and withdraw from the Partnership, the Assignee has agreed to purchase such interest, and the General Partner has consented to such assignment and withdrawal, all pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Sale.  Effective as of the Closing (as hereinafter defined), and subject to the terms and conditions set forth below (i) Assignor agrees to sell to the Assignee one hundred percent (100%) of Assignor’s interest in the Partnership, including, without limitation, all Profits and Losses, Cash from Operations, Distributions of Cash from Refinancing, Distributions of Cash from Disposition, all other Partnership assets, and all rights to any fees, loan repayments and reimbursements (collectively, the “Interest”), and (ii) Assignee agrees to purchase the Interest.

2.                  Consideration.  In consideration for Assignor’s Interest, at the Closing, the Assignee shall pay to Assignor to One Hundred Twenty One Thousand Eighty Two and no/100 Dollars ($121,082.00), less $2,161.00 withheld to pay State of Wisconsin withholding tax on nonresident partners for the year ended December 31, 2010 and an estimate of such tax for 2011 in the amount of $5,061.00 (the “2011 estimate”).  The Partnership will hold the amount withheld to pay the 2011 Wisconsin withholding tax until the proper amount of such withholding is determined in 2012 and shall refund to Assignee the amount not needed, if any, to pay such tax at the time the actual amount is determined (the “Payment”).  The Payment will be paid by wire transfer of immediately available funds pursuant to instructions from Assignor through a mutually agreeable escrow agent.

3.                  Closing.  “Closing” shall mean the date on which Payment is made to Assignor and the Interest is transferred by Assignor to the Assignee.  Closing shall occur on May 19, 2011 or as otherwise agreed by the parties (the “Closing Date”); provided, however, if Closing does not occur by May 31, 2011, this Agreement shall terminate without any further action by the parties.  As of the Closing, the Assignee shall pay Assignor the Payment.

4.                  Releases.

4.1              Effective as of the Closing, except for the representations, warranties and covenants of the Assignor set forth in this Agreement, the General Partner, for itself and for and on behalf of its partners, sub-partners, members, directors, officers, employees, servants, agents, representatives, administrators, assigns, and attorneys, and on behalf of the Partnership (collectively, the “Partnership Parties”) and Chyane Group LLC, hereby release, waive and relinquish all actions, causes of action, claims and demands whatsoever, at law or in equity, and damages (collectively, “Claims”) that any of the Partnership Parties or Chyane Group LLC has or may have against Assignor and/or its respective partners, sub-partners, members, directors, officers, employees, servants, agents, representatives, administrators, assigns, and attorneys (collectively, the “Assignor Parties”) from the beginning of time up to and including the Closing Date.

4.2              Effective as of the Closing, except for the representations, warranties and covenants of the General Partner, on behalf of the Partnership, set forth in this Agreement, Assignor, for itself and the other Assignor Parties, hereby releases, waives, relinquishes all Claims that Assignor or any of the Assignor Parties has or may have against the Partnership Parties, or any of them, and the Chyane Group LLC, from the beginning of time up to and including the Closing Date.

5.                  Representations and Warranties.

5.1              As a material inducement to the Assignee and the General Partner entering into this Agreement, Assignor hereby represents and warrants to the Assignee and the General Partner that the following are true and correct as of the Effective Date, and as of Closing, and which warranties and representations shall survive the Effective Date, Closing and the withdrawal of Assignor from the Partnership:

(a)               Assignor is the owner of the Interest and the Interest is not subject to any claim, lien, pledge, encumbrance, or security interest of any nature whatsoever and the Assignee shall acquire the same free of any rights or claims thereto by any other party claiming by, through or under Assignor.

(b)               The execution and delivery of this Agreement by Assignor and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings, and assuming the due and proper execution and delivery by the Assignee and the General Partner, this Agreement is binding upon and enforceable against Assignor in accordance with its terms.

(c)               Assignor’s Interest represents all of the interest in the Partnership owned by the Assignor.  Assignor possesses no other equity in the Partnership or any other right to receive payment upon the sale or other disposition of the Partnership, or the Partnership’s assets, or otherwise.

5.2              As a material inducement to Assignor entering into this Agreement, the Assignee hereby represents and warrants to Assignor that (i) the execution and delivery of this Agreement by the Assignee and the performance of the transactions contemplated herein have been duly authorized by all requisite proceedings; (ii) assuming the due and proper execution and delivery by Assignor, this Agreement is binding upon and enforceable against the Assignee in accordance with its terms; (iii) Assignee has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, (iv) Assignee is aware of the restrictions on transfer or encumbrance of the Interest under the Amended Partnership Agreement, as well as the transfer restrictions imposed by the Securities Act of 1933, as amended, and applicable state securities laws (the “Securities Laws”), is able to bear the economic risk of his investment in the Interest, is aware that he must hold the Interest for an indefinite period and that the Interest has not been registered under the applicable Securities Laws and may not be sold or otherwise transferred unless permitted by the terms of the Amended Partnership Agreement and the Interest is registered, or an exemption from the registration requirements is available with respect thereto, under the Securities Laws, (v) Assignee is acquiring the Interest for her own account and not with a view to resell, transfer or otherwise dispose of it, and (vi) Assignee is an affiliate of the General Partner and is experienced in financial transactions such as ownership of the Interest, understands the business and operations of the Partnership, and has had an opportunity to ask questions about and seek information about the Partnership and the Partnership’s Project, and has not relied upon any express or implied representations or warranties from Assignor with regard to the Interest, the Partnership, or the Project.  The foregoing representations and warranties are true and correct as of the Effective Date and as of Closing, and shall survive the Effective Date, Closing and the withdrawal of Assignor from the Partnership.

5.3              As a material inducement to Assignor entering into this Agreement, the General Partner, on behalf of the Partnership, hereby represents and warrants to Assignor that: (i) the execution and delivery of this Agreement by the General Partner and its performance of the transactions contemplated herein have been duly authorized by all requisite partnership proceedings; (ii) assuming the due and proper execution and delivery by Assignor, this Agreement is binding upon and enforceable against the Partnership in accordance with its terms; (iii) the Litigation has been settled and the Partnership has received a total of $342,597.94 in settlement proceeds net of legal fees, but before amounts paid pursuant to (v), below; (iv) the Partnership will not receive any additional proceeds from the Litigation or the settlement of the Litigation; (v) the Partnership has paid a total of $171,298.97 to the General Partner or its affiliates, including, but not limited to, Chyane Group, LLC for services rendered in conjunction with the Litigation; and (vi) the Partnership has advised Rural Development (The U.S. Department of Agriculture) that Assignor is exiting the Partnership and that Assignee is acquiring Assignor’s Interest in the Partnership and is being substituted as the limited partner, and Rural Development has advised the Partnership that the transaction contemplated by this Agreement does not require approval by Rural Development.  The foregoing representations and warranties are true and correct as of the Effective Date and shall survive the Effective Date and the withdrawal of Assignor from the Partnership.

5.4              Except as expressly provided in this Section 5, no Party has made any other representation or warranty concerning the Interest, the Partnership, the Project or any other matter.

6.                  Tax and Financial Matters.

6.1              The General Partner hereby agrees to and shall deliver to Assignor drafts of the Partnership’s 2011 federal and state tax returns by approximately March 1, 2012, for the period during which the Assignor was a limited partner, for Assignor’s review prior to preparation of the final tax returns, and if the Assignor has given the General Partner comments, if any, on the draft returns within twenty-one (21) days after the drafts are submitted to Assignor for review, shall deliver to Assignor the final form of such 2011 tax returns by April 10, 2012; provided, Assignor hereby acknowledges that it shall consent for all purposes to the Partnership’s election pursuant to Section 754 of the Internal Revenue Code of 1986, as amended, if so set forth on the Partnership’s 2011 federal income tax return for the period during which the Assignor was a limited partner;

6.2              Assignor consents to the Partnership’s use of the interim closing of the partnership books method as described in Treasury Regulation §1.706-1(c)(2) with respect to all items of gain, loss, income, deduction, or credit in reporting the Partnership’s 2011 taxable income, for the period during which the Assignor was a limited partner, with the closing of the books to occur with respect to the Assignor effective as of the time of the Closing.

6.3              The General Partner shall deliver to the Assignor the audited financial statements of the Partnership for Fiscal Year 2011 by March 31, 2012 in the form required by Rural Development (the U.S. Department of Agriculture).

6.4              If the General Partner shall fail to have prepared and delivered any of the returns or other information required by Sections 6.1 and 6.3, above, then, after written notice to the General Partner and the failure of the General Partner to cure the failure within thirty (30) days after such notice is received, the Assignor may have the returns and other information prepared at the sole cost and expense of the Partnership.

6.5              The General Partner shall, with respect to any matter which could affect the Assignor, give prompt notice to the Assignor of any of the following actions taken by the General Partner, on behalf of the Partnership, and, the General Partner shall, if applicable, permit the Assignor to participate, solely on its own behalf, in any proceedings and/or disputes related to such actions at Assignor’s own expense:

(a)        Extension of the statute of limitations for assessing or computing any tax liability against the Partnership (or the amount or character of any Partnership tax items);

(b)        Settlement of any audit with the IRS concerning the adjustment or readjustment of any partnership item(s) (within the meaning of Section 6231(a)(3) of the Code);

(c)        Filing of a request for an administrative adjustment with the IRS at any time or filing of a petition for judicial review with respect to any such request;

(d)        Initiation or settlement of any judicial review or action concerning the amount or character of any partnership tax item(s) (within the meaning of Section 6231(a)(3) of the Code); or

(e)        Intervention in any action brought by any other Partner for judicial review of a final adjustment.

7.                  Miscellaneous.

7.1              The Assignor and the General Partner, on behalf of the Partnership, acknowledge and agree that, as of the Closing, Assignor will no longer be a limited partner of the Partnership and all of Assignor’s rights and obligations under the Amended Partnership Agreement and under any and all other written or oral agreements by and among Assignor, the Partnership, and/or the General Partner shall be terminated and of no further force or effect as of the Closing, except with respect to the Assignor’s representations, warranties and covenants set forth herein.  Without limitation to the generality of the foregoing, Assignor hereby waives any and all rights and claims with respect to (a) Assignor’s Interest, except as set forth in Section 6, above, and then solely with respect to Assignor’s interest in the matters specified therein, and (b) Assignor’s role as a limited partner of the Partnership set forth in the Amended Partnership Agreement or otherwise.  Notwithstanding anything contained in this Agreement, the Partnership and the General Partner acknowledge that matters may arise after the Closing that relate back to events that occurred prior to the Closing (for purposes of illustration and not limitation, audits by the IRS).  If such matters may affect the Assignor, the Partnership and the General Partner agree that they shall conduct themselves in a manner which is consistent with their obligations to the Assignor of good faith and fair dealing.

7.2              All notices, demands, requests and other communications required pursuant to the provisions of this Agreement (“Notice”) shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, (ii) if personally delivered, on the actual date of delivery, or (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) business day following the date of mailing addressed as follows:

If to the Assignor:

c/o National Partnership Investments Corp.

6701 Center Drive, Suite 520

Los Angeles, California 90045

Attention:  Asset Management

with a copy to:

c/o Apartment Investment and Management Company

4582 S. Ulster St., Suite 1100

Attention: Legal Department

Denver, Colorado 80237

If to the Assignee, the Partnership, or the General Partner:

                                    Duane A. Kittleson

                                    DAK Developers/Management, Inc.

                                    1020 Lincoln Ave.

Fennimore, WI  53809

Any of the Parties may designate a change of address by Notice in writing to the other Parties. Whenever in this Agreement the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice.

7.3              If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

7.4              This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement.

7.5              This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives and permitted successors and assigns of the Parties hereto.  This Agreement shall be interpreted in accordance with the laws of the State of Wisconsin.

7.6              Nothing herein shall be construed to be for the benefit of or enforceable by any third party including, but not limited to any creditor of the Assignor.

7.7              The Parties shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

7.8              All article and section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

7.9              In the event that any court or arbitration proceedings is brought under or in connection with this Agreement, the prevailing party in such proceeding (whether at trial or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding.  The term “prevailing party” as used herein shall mean the party in whose favor the final judgment or award is entered in any such judicial or arbitration proceeding.

7.10          This Agreement constitutes the sole agreement of the Parties with respect to the matters herein, all prior oral or written agreements being merged herein.  This Agreement may only be modified by a writing signed by all of the Parties hereto and time is of the essence of this Agreement.

7.11          In interpreting this Agreement it shall be presumed that the Agreement was jointly drafted and no presumption shall arise against any Party in the event of any ambiguity.

7.12          The Partnership shall undertake, at its expense, to comply with any further documentation or requirements which may hereafter be imposed by Rural Development with respect to Assignor’s withdrawal from the Partnership, and shall indemnify and hold harmless Assignor from and with respect to any such costs or expenses; provided that Assignor furnishes any relevant information required by Rural Development in connection therewith, at its expense.

[Signature Page to Follow]

IN WITNESS WHEREOF, the General Partner, the Assignee, and the Assignor have entered into this Agreement as of the date set forth above.

GENERAL PARTNER:

/s/ Duane A. Kittleson

DUANE A. KITTLESON

ASSIGNEE:

/s/ LINDA KITTLESON

LINDA KITTLESON

ASSIGNOR:

REAL ESTATE ASSOCIATES LIMITED VI,

a California limited partnership

By  National Partnership Investments Corp.,

a California corporation, its General Partner

By:  /s/John McGrath

Name:  John McGrath

Title:  Senior Vice President

Chyane Group LLC hereby joins this Assignment Agreement for the purpose of agreeing to its release of the Assignor Parties set forth in Section 4.1 hereof.

CHYANE GROUP LLC

By:  /s/ Duane A. Kittleson

        Duane A. Kittleson